EXHIBIT 10.14

FORM OF PAYCHEX, INC.
2002 STOCK INCENTIVE PLAN

(as amended and restated effective October 14, 2015)

NON-QUALIFIED STOCK OPTION AND
RESTRICTED STOCK AWARD AGREEMENT

LONG TERM INCENTIVE PROGRAM (“LTIP”)

1.Grant of Option and Restricted Stock.  This Non-qualified Stock Option and Restricted Stock Award Agreement (the “Award Agreement”), made as of [grant date], serves to notify you that the Governance and Compensation Committee (the “Committee”) of the Board of Directors of Paychex, Inc. (the “Company”) hereby grants to you, under the Company’s 2002 Stock Incentive Plan, as amended and restated effective October 14, 2015 (the “Plan”), a Non-Qualified Stock Option (the “Option”) to purchase, on the terms and conditions set forth in this Award Agreement and the Plan, up to the number of shares of the Company’s $.01 par value common stock (the “Common Stock”) granted as Options as set forth on the attached statement (the “Maximum Number” of “Option Shares”) at the price of [exercise price]  per share (the “Exercise Price”), and an award of shares of Restricted Stock (the “Restricted Stock,” and together with the Option, the “Award”) for the number of shares of Common Stock granted as Restricted Stock as set forth on the attached statement (the “Target Number” of “Restricted Stock Shares”).  For purposes of this Award Agreement, the “Target Number of Option Shares” shall mean two-thirds (i.e., the 100% payout percentage at Target over the 150% payout percentage at Maximum) of the Maximum Number of Option Shares.  The Plan is incorporated herein by reference and made a part of this Award Agreement.  You may obtain a copy of the Plan from the Office of the Corporate Secretary.  You should review the terms of this Award Agreement and the Plan carefully.  The capitalized terms used in this Award Agreement or the attached statement are defined in the Plan.

2.Term of Option.  Unless the Option is previously terminated pursuant to the terms of this Award Agreement or the Plan, the Option will expire at the close of business on July 5, 2026 (the “Expiration Date”).

3.Vesting of Award.  Vesting is contingent on your continued employment as an executive of the Company or one of its Affiliates through the date of the Committee’s review and certification of the 2020 Service Revenue, 2020 Operating Income and 2020 EPS following completion of fiscal year 2020 (the “Vesting Date”).  If your employment as an executive of the Company or one of its Affiliates terminates before the Vesting Date for any reason, then the Award shall be forfeited and cancelled immediately.  Subject to the terms set forth in this Award Agreement and the Plan, the Award will vest (and the Option will become exercisable) as follows:

(a)Except as otherwise determined by the Committee under Section 3(b), upon the Committee’s review and certification of the 2020 Service Revenue, 2020 Operating Income and 2020 EPS following completion of fiscal year 2020:

(i)2020 Service Revenue Component.

(A)if the Service Revenue for the 2020 fiscal year equals the 2020 Service Revenue Target set forth on the attached statement, then 40% of the Target Number of Option Shares and 40% of the Target Number of Restricted Stock Shares shall vest, and

(B)if the Service Revenue for the 2020 fiscal year equals or exceeds the 2020 Service Revenue Maximum set forth on the attached statement, 60% (i.e., 150% of 40%) of the Target Number of Option Shares and 60% of the Target Number of Restricted Stock Shares shall vest, and

(C)if the Service Revenue for the 2020 fiscal year exceeds the 2020 Service Revenue Target and is less than the 2020 Service Revenue Maximum, then on or between 40% and 60% of the Target Number of Option Shares and on or between 40% and 60% of the Target Number of Restricted Stock Shares shall vest, determined using straight-line interpolation, and

(D)if the Service Revenue for the 2020 fiscal year equals the 2020 Service Revenue Threshold set forth on the attached statement, 24% (i.e., 60% of 40%) of the Target Number of Option Shares and 24% of the Target Number of Restricted Stock Shares shall vest, and

(E)if the Service Revenue for the 2020 fiscal year exceeds the 2020 Service Revenue Threshold and is less than the 2020 Service Revenue Target, then on or between 24% and 40% of the Target Number of Option Shares and on or between 24% and 40% of the Target Number of Restricted Stock Shares shall vest, determined using straight-line interpolation; and

(ii)2020 Operating Income Component.

(A)if the Operating Income for the 2020 fiscal year equals the 2020 Operating Income Target set forth on the attached statement, then 40% of the Target Number of Option Shares and 40% of the Target Number of Restricted Stock Shares shall vest, and

(B)if the Operating Income for the 2020 fiscal year equals or exceeds the 2020 Operating Income Maximum set forth on the attached statement, then 60% (i.e., 150% of 40%) of the Target Number of Option Shares and 60% of the Target Number of Restricted Stock Shares shall vest, and

(C)if the Operating Income for the 2020 fiscal year exceeds the 2020 Operating Income Target and is less than the 2020 Operating Income Maximum, then on or between 40% and 60% of the Target Number of Option Shares and on or between 40% and 60% of the Target Number of Restricted Stock Shares shall vest, determined using straight-line interpolation, and

(D)if the Operating Income for the 2020 fiscal year equals the 2020 Operating Income Threshold set forth on the attached statement, then 24% (i.e., 60% of 40%)

of the Target Number of Option Shares and 24% of the Target Number of Restricted Stock Shares shall vest, and

(E)if the Operating Income for the 2020 fiscal year exceeds the 2020 Operating Income Threshold and is less than the 2020 Operating Income Target, then on or between 24% and 40% of the Target Number of Option Shares and on or between 24% and 40% of the Target Number of Restricted Stock Shares shall vest, determined using straight-line interpolation; and

(iii)2020 EPS Component.

(A)if the EPS for the 2020 fiscal year equals the 2020 EPS Target set forth on the attached statement, then 20% of the Target Number of Option Shares and 20% of the Target Number of Restricted Stock Shares shall vest, and

(B)if the EPS for the 2020 fiscal year equals or exceeds the 2020 EPS Maximum set forth on the attached statement, then 30% (i.e., 150% of 20%) of the Target Number of Option Shares and 30% of the Target Number of Restricted Stock Shares shall vest, and

(C)if the EPS for the 2020 fiscal year exceeds the 2020 EPS Target and is less than the 2020 EPS Maximum, then on or between 20% and 30% of the Target Number of Option Shares and on or between 20% and 30% of the Target Number of Restricted Stock Shares shall vest, determined using straight-line interpolation, and

(D)if the EPS for the 2020 fiscal year equals the 2020 Operating Income Threshold set forth on the attached statement, then 12% (i.e., 60% of 20%) of the Target Number of Option Shares and 12% of the Target Number of Restricted Stock Shares shall vest, and

(E)if the EPS for the 2020 fiscal year exceeds the 2020 Operating Income Threshold and is less than the 2020 Operating Income Target, then on or between 12% and 20% of the Target Number of Option Shares and on or between 12% and 20% of the Target Number of Restricted Stock Shares shall vest, determined using straight-line interpolation.

(b)The Committee may, in its sole discretion, reduce, but not increase, the number of the Option Shares and/or Restricted Stock Shares that vest pursuant to Section 3(a).

(c)The number of Option Shares and Restricted Stock Shares, if any, which do not vest pursuant to this Section 3 (after the application of Section 3(b)), shall be forfeited.

“Service Revenue” and “Operating Income” for a specified period mean the Service Revenue and Operating Income, respectively, each as determined by the values reported in the Company’s annual audited financial statements for such period, but in each case excluding the following: interest on funds held for clients and/or investment income, asset write-downs or impairments; litigation or claim judgments or settlements; material changes in tax law, or other such laws or provisions affecting reported results; cumulative effect of accounting changes as defined by generally accepted accounting principles, and as identified in the Company’s audited financial statements; restructuring charges; severance, contract termination and other costs related to entering or exiting certain business activities; and gains or losses from the acquisition or disposition of businesses or assets or from the early extinguishment of debt and related discontinued operations of such disposition of businesses, or other unusual or infrequently occurring items.  “EPS” shall mean the earnings per share as reported in the Company’s annual audited financial statements for such period, except that the Committee shall have discretion to adjust for unusual or infrequently occurring items.  Notwithstanding the Plan language to the contrary, results of operations from acquired businesses shall not be excluded, unless determined by the Committee.

4.Option-Specific Terms.

(a)Exercise.

(i)Method of Exercise.  The Option may be exercised to the extent of the number of vested Option Shares, in whole or in part, provided that the Option may not be exercised for less than one share of Common Stock in any single transaction.  The Option may be exercised using a method specified by the Company.

(ii)Payment of Exercise Price.  The exercise of the Option is conditioned upon your payment to the Company of the Exercise Price for the number of Option Shares that you elect to purchase.  The Exercise Price may be paid in cash or by check or by way of a broker-assisted stock option exercise program, if such a program is made available by the Company at the time of the exercise of the Option.

(iii)Withholding.  The exercise of the Option is conditioned upon your making arrangements satisfactory to the Company for the payment to the Company of the amount of all taxes required by any governmental authority to be withheld and paid over by the Company or any Affiliate to the governmental authority on account of the exercise.  The payment of such withholding taxes to the Company may be made (i) by you in cash or by check, (ii) by the Company or any Affiliate withholding such taxes from any other compensation owed to you by the Company or any Affiliate; or (iii) by way of a broker-assisted stock exercise program, if such program is made available by the Company at the time of the exercise of the Option.

(iv)Issuance of Shares.  Upon determining that compliance with this Award Agreement has occurred, including compliance with such reasonable requirements as the Company may impose pursuant to the Plan, the Company shall issue to you a certificate for the Option Shares purchased on the earliest practicable date (as determined by the Company) thereafter.

(b)Effect of Death and Disability.  In the event of your death or Disability prior to the complete exercise of the Option, the Option may be exercised to the extent of the number of vested Option Shares, in whole or in part, subject to all of the conditions on exercise imposed by the Plan and this Award Agreement, within three years after the date of your death or Disability, but only (i) by you, or in the event of your death, by your estate or the person or persons to whom the Option passes under your will or the laws of descent and distribution, (ii) to the extent that the

Option was vested and exercisable on the date of termination, and (iii) prior to the close of business on the Expiration Date of the Option.

(c)Effect of Retirement.  Upon your Retirement prior to the complete exercise of the Option, the Option may be exercised to the extent of the number of vested Option Shares, in whole or in part, subject to all of the conditions on exercise imposed by the Plan and this Award Agreement, within three years after the date of such termination, but only (i) to the extent that the Option was vested and exercisable on the date of such termination, and (ii) prior to the close of business on the Expiration Date of the Option.  The term “Retirement” means retirement from the Company at age 55 or later with ten or more years of employment (full-time or part-time) with the Company.

(d)Effect of Other Termination.  Upon your termination for a reason other than death, Disability or Retirement prior to the complete exercise of the Option, the Option may be exercised to the extent of the number of vested Option Shares, in whole or in part, subject to all of the conditions on exercise imposed by the Plan and this Award Agreement, within one year after the date of such termination, but only prior to the close of business on the Expiration Date.  Notwithstanding the foregoing, if  your employment is terminated by reason of conduct that is determined by the Company to have been detrimental to the Company, including violation of the Company’s Code of Business Ethics, or conduct which is criminal, fraudulent, deliberately dishonest, disloyal or willful misconduct, you will forfeit any unexercised vested Option Shares as of your last day worked.

(e)Restrictions on Issuance of Shares.  If at any time the Company determines that the listing, registration or qualification of the Option Shares upon any securities exchange or under any state or federal law, or the approval of any governmental agency, is necessary or advisable as a condition to the exercise of the Option, the Option may not be exercised in whole or in part unless and until such listing, registration, qualification or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

5.Restricted Stock-Specific Terms.

(f)Book-Entry Registration of Restricted Stock.  The Restricted Stock Shares initially will be evidenced by book-entry registration only for the Target Number of Restricted Stock Shares, without the issuance of a certificate representing the Restricted Stock Shares.

(g)Issuance of Common Stock.  The Company shall, when the conditions to vesting of the Restricted Stock are satisfied, issue a certificate or certificates representing the number of Restricted Stock Shares that have vested as promptly as practicable following the Vesting Date.

(h)Withholding.  The grant and the vesting of the Restricted Stock is conditioned upon your making arrangements satisfactory to the Company for the payment to the Company of the amount of all taxes required by any governmental authority to be withheld and paid over by the Company or any Affiliate to the governmental authority on account of such grant or vesting.  The payment of such withholding taxes to the Company may be made (i) by you in cash or by check, (ii) subject to the consent of the Company and in accordance with any guidelines established by the Committee, by the Company retaining the number of the shares of Common Stock that would otherwise be delivered to you upon vesting of the Restricted Stock that have an aggregate Fair Market Value (at the time retained by the Company) equal to the amount of withholding taxes (using your minimum required tax withholding rate or such other rate that the Company determines will not trigger a negative accounting impact to the Company) required to be paid, or (ii) by the Company or any Affiliate withholding such taxes from any other compensation owed to you by the Company or any Affiliate.  Unless you make arrangements prior to vesting of the Restricted Stock to pay withholdings taxes in cash or by check, or to have such withholding taxes withheld from other compensation owed to you by the Company or any Affiliate, then at the time of vesting of the Restricted Stock, the Company shall have the right to retain the number of the shares of Common Stock that would otherwise be delivered to you upon vesting of the Restricted Stock that have an aggregate Fair Market Value (at the time retained by the Company) equal to the amount of withholding taxes (using your minimum required tax withholding rate or such other rate that the Company determines will not trigger a negative accounting impact to the Company) required to be paid.

6.Non-competition, Non-solicitation, Confidentiality, and Detrimental Conduct.  In consideration for the Award, you agree that during your employment and for a period of twelve (12) months following termination of employment for any reason, you will not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, board member, director, or in any other individual or representative capacity, engage or attempt to engage in any activity that is competitive to the business of the Company within the geographic and substantive area or areas of responsibility assigned to the you during the last twenty-four (24) months of employment.  In addition, you agree that for a period of eighteen (18) months following the termination of employment for any reason, you will not directly or indirectly by assisting others, solicit Company clients, prospects or referral resources; nor will you recruit or hire, or attempt to recruit or hire any other employee of the Company or its Affiliates, or induce or attempt to induce any employee of the Company to terminate employment with the Company. You also agree and acknowledge that during the course of your employment with the Company, you will obtain, have access and be privy to nonpublic information important to the Company's business solely as a result of employment with the Company, which information you hereby acknowledge and agree to be confidential (“Confidential Information”).  You agree that during and after employment, you shall not divulge or make use of any Confidential Information, directly or indirectly, personally or on behalf of any other person, business, corporation, or entity without prior written consent of the Company.  You further agree that you will not, during your employment, engage in conduct which is detrimental to the Company, including violation of the Company’s Code of Business Ethics and Conduct, criminal conduct, fraud, or willful misconduct.  These covenants are not intended to, and do not, limit in any way the rights and remedies provided to the Company under the Plan, other agreements with you, or under common or statutory law.

7.Repayment of Financial Gain.

(i)If you fail to comply with Section 6 of this Award Agreement, the Company may cancel this Award and any unexercised Option Shares, and recover from you:  (i) the gross amount, before deduction of applicable taxes or other amounts, of any gain realized on the exercise of the Option, and (ii) the total number or Vesting Date value of the number of vested Restricted

Stock Shares, in each case during the twenty-four (24) month period preceding your breach of any covenant in Section 6 of this Award Agreement.

(j)If you fail to comply with Section 6 of this Award Agreement, upon demand by the Company, you will repay the Company in accordance with the terms of Section 12(a), and the Company shall be entitled to offset the amount of any such repayment obligation against any amount owed to you by the Company.  The remedies set forth in this Section are in addition to any other remedies the Company may have, at law or equity, for your violation of the terms of this Award Agreement.

8.Transfer of Award.

(k)Option.  Except as otherwise determined by the Committee, the Option may not be transferred, assigned or pledged (except by will or the laws of descent and distribution, or pursuant to a domestic relations order).

(l)Restricted Stock.  The Restricted Stock may not, except as otherwise provided in the Plan, be sold, assigned, transferred, pledged or encumbered in any way prior to the vesting of the Restricted Stock Shares, whether by operation of law or otherwise, except by will or the laws of descent and distribution.  After the Vesting Date, the vested Restricted Stock Shares may be issued during your lifetime only to you, or after your death to your designated beneficiary, or, in the absence of such beneficiary, to your duly qualified personal representative.

9.Rights as a Stockholder.

(m)Option Shares.  You will not have any rights as a stockholder with respect to the Option Shares until you become the holder of record of any such shares by exercising the Option.

(n)Restricted Stock Shares.  You will not have the rights of a stockholder with respect to the Restricted Stock Shares, including, but not limited to, the right to receive cash dividends, if any, as may be declared on such Restricted Stock Shares from time to time or the right to vote (in person or by proxy) such Restricted Stock Shares at any meeting of stockholders of the Company, until after the Vesting Date, and then only with respect to the Restricted Stock Shares which vest.

10.Limitation of Rights.  Neither the Plan, the granting of the Award nor this Award Agreement gives you any right to remain in the employment of the Company or any Affiliate.

11.Rights of Company and Affiliates.  This Award Agreement does not affect the right of the Company or any Affiliate to take any corporate action whatsoever, including without limitation its right to recapitalize, reorganize or make other changes in its capital structure or business, merge or consolidate, issue bonds, notes, shares of Common Stock or other securities, including preferred stock, or options therefor, dissolve or liquidate, or sell or transfer any part of its assets or business.

12.Plan Controls.  The Award is subject to all of the provisions of the Plan, which is hereby incorporated by reference, and is further subject to all the interpretations, amendments,

rules and regulations that may from time to time be promulgated and adopted by the Committee pursuant to the Plan.  In the event of any conflict among the provisions of the Plan and this Award Agreement, the provisions of the Plan will be controlling and determinative.

13.Amendment.  Except as otherwise provided by the Plan, the Company may only alter, amend or terminate the Award with your consent.

14.Governing Law.  This Award Agreement shall be governed by and construed in accordance with the laws of the State of New York, except as superseded by applicable federal law, without giving effect to its conflicts of law provisions.  All parties consent to exclusive personal jurisdiction in New York courts and agree that venue shall be New York State Supreme Court, Monroe County.

15.Section 409A.  The Option and the Restricted Stock are intended to qualify for an exemption from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the treasury regulations promulgated and other official guidance issued thereunder (collectively, “Section 409A”), and the Plan and this Award Agreement shall be administered and interpreted consistent with such intention.  The Company’s right to offset pursuant to Section 7(b) is limited to the extent that and until the application of an offset at a given time would not result in a violation of Section 409A.

16.Dodd-Frank Clawback.  Notwithstanding any provision of this Award Agreement to the contrary, this Award is subject to clawback under any policy adopted by the Company implementing Section 10D of the Securities Exchange Act of 1934, as amended, and any regulations promulgated, or national securities exchange listing conditions adopted, with respect thereto, as described in the Plan.

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